Exhibit (p)

Subscription Agreement

November 3, 2020

Flat Rock Core Income Fund

1350 6th Avenue, 18th Floor

New York, NY 10019

Ladies and Gentlemen:

The undersigned subscribes for and agrees to purchase, in the amounts and for the consideration indicated below, common shares of beneficial interest, $0.001 par value per share (the “Shares”), of Flat Rock Core Income Fund, a Delaware statutory trust (the “Fund”).

The purchase price shall be paid in cash, upon demand by the Fund when the subscription offer shall have been accepted.

Subscriber’s Name	Shares Subscribed	Subscription Price
Robert K. Grunewald	250	$20.00

The Subscription Agreement shall be governed by and construed in accordance with the laws of the State of Delaware.

By:	/s/Robert K. Grunewald
Name:	Robert K. Grunewald

The foregoing Subscription Agreement is accepted as of the date first written above.

Flat Rock CORE INCOME FUND
a Delaware statutory trust

By:	/s/Richard Petrocelli
Name:	Richard Petrocelli
Title:	Treasurer, Chief Financial Officer, Chief Operating Officer